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                                                                  EXHIBIT (c)(2)


                             STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of July 28, 1998, by and between Networks Associates, Inc., a Delaware corporation ("Parent"), and CyberMedia, Inc., a Delaware corporation (the "Company").

                                    RECITALS

      A. Concurrently with the execution and delivery of this Agreement, the Company, Parent and Cyclone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Purchaser agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, at a price of $9.50 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of Purchaser with and into the Company (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

      B. Concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into a Note Purchase and Security Agreement of even date herewith pursuant to which Parent is lending the Company the principal amount of $10,000,000, evidenced by a Secured Convertible Promissory Note of even date herewith (the "Convertible Note"); and

      C. As a condition and inducement to Parent's willingness to enter into the Merger Agreement and make the Offer, Parent and Purchaser have required that the Company agree, and the Company has agreed, to grant to Parent an option to acquire certain shares of the Company's authorized but unissued common stock, par value $.01 per share ("Company Common Stock"), on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, to induce Parent to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

      1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase a number of shares of Company Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

      2. Exercise and Termination of the Company Option.

         (a) Exercise. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of an event which causes the Termination Fee (as defined in the Merger Agreement) to become payable to Parent (a "Trigger Event") and prior to the termination of Parent's right to exercise the Company Option by the terms of this

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Agreement. The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of Parent to exercise the Company Option. Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its material representations, warranties, covenants or agreements in this Agreement or the Merger Agreement.

         (b) Exercise Procedure. In the event that Parent wishes to exercise the Company Option, Parent shall deliver to the Company written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock that Parent wishes to purchase. To the extent permitted by law and the Certificate of Incorporation of the Company (the "Company Charter") and provided that the conditions set forth in Section 3 to the Company's obligation to issue the shares of Company Common Stock to Parent hereunder have been satisfied or waived, Parent shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price (as hereinafter defined), immediately be deemed to be the holder of record of the shares of Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock shall not theretofore have been delivered to Parent. Each closing of a purchase of shares of Company Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time reasonably designated by Parent in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

         (c) Termination of the Company Option. Parent's right to exercise the Company Option shall terminate upon the earliest to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to, Section 7.1(b)(i) (solely as a result of a failure to satisfy the conditions specified in clauses (iii)(a) or (iii)(b) of Annex I to the Merger Agreement), Section 7.1(b)(ii) or Section 7.1(d) thereof; (iii) six (6) months following the receipt by Parent of written notice from the Company of the occurrence of a Trigger Event; (iv) twelve (12) months following the termination of the Merger Agreement if during such twelve (12)-month period no Trigger Event has occurred, and no transaction the consummation of which would give rise to a Trigger Event, is pending; and (v) the date following twelve (12) months after the termination of the Merger Agreement when no transaction entered into or commenced prior to that date that, if consummated, would have given rise to a Trigger Event, remains pending. Notwithstanding the foregoing, if, after the occurrence of a Trigger Event and prior to the termination of the Company Option pursuant to the foregoing, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Company Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of Parent set forth in Section 10 shall not terminate upon termination of Parent's right to exercise the Company Option, but shall extend to the time provided in such section.

         (d) Option Number. The "Option Number" shall initially be the number of Shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of Company Common Stock issued and outstanding as of the date of this Agreement less the number of shares issuable upon full conversion of the Convertible Note, and shall be adjusted hereafter to reflect


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changes in the Company's capitalization occurring after the date hereof in accordance with Section 11 (provided that the number of Shares issuable hereunder shall be reduced to the extent necessary so that the aggregate number of Shares issuable hereunder and upon conversion of the Convertible Note shall not, upon such issuance, constitute more than nineteen and nine-tenths percent (19.9%) of the total number of shares of Company Common Stock issued and outstanding).

         (e) Exercise Price. The purchase price per share of Company Common Stock purchased pursuant to exercise of the Company Option (the "Exercise Price") shall be a cash amount per share equal to the Offer Price or such higher price as is payable pursuant to the Offer.

         (f) Certain Limitations. In the event that Parent (and/or any of its affiliates) receives Net Proceeds (as defined below) which, combined with any Termination Fee paid to Parent pursuant to Section 7.3 of the Merger Agreement and any payment made to Parent (and/or any of its affiliates) pursuant to
Section 7 hereof (or upon any other sale of the Company Option), exceed $5,500,000, an amount equal to all Net Proceeds in excess of such amount shall be promptly remitted by Parent to the Company. For purposes of this Agreement, "Net Proceeds" shall mean the aggregate proceeds from the sale or other disposition of shares of Company Common Stock acquired by Parent (and/or any of its affiliates) upon exercise of the Company Option (plus any securities or other assets issued to Parent (and/or any of its affiliates) in exchange for or as dividends upon such shares and any cash dividends received by Parent (and/or any of its affiliates) with respect to such shares) less the Exercise Price multiplied by the number of such shares included in such disposition.

      3. Conditions to Closing. The obligation of the Company to issue the shares of Company Common Stock to Parent hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of Company Common Stock by the Company and the acquisition of such shares by Parent hereunder shall have expired or been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of Company Common Stock and the acquisition of such shares by Parent hereunder shall have been obtained. It is agreed that at any time during which Parent shall be entitled to deliver to the Company an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to any Closing so that such Closing may take place as promptly as practicable.

      4. Closing. At any Closing:

         (a) The Company shall deliver to Parent or its designee a single certificate in definitive form representing the number of shares of Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 12;

         (b) Parent shall deliver to the Company the aggregate Exercise Price for the shares of


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Company Common Stock so designated and being purchased by wire transfer of immediately available funds to the account or accounts specified in writing by the Company or by certified or official bank check payable to the order of the Company;

         (c) Each party shall pay all expenses incurred by such party, and Parent shall pay any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery by the Company of stock certificates under this Section 4; and

         (d) The Company shall cause the shares being delivered by it pursuant hereto to be approved for quotation on The Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation.

      5. Representations and Warranties of the Company. The Company represents and warrants to Parent that:

         (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

         (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no action of the Company's stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and the receipt of all required governmental approvals, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

         (c) except for any filings required under the HSR Act, the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved for issuance, a number of authorized and unissued shares of Company Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

         (d) the shares of Company Common Stock issued to Parent upon the exercise of the Company Option will be, upon delivery thereof to Parent, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, excluding those created or imposed by Parent;


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         (e) the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") by the Company or any of its subsidiaries, pursuant to (i) any provision of the Company Charter or the Bylaws of the Company, (ii) any provision of any material loan or material credit agreement, note, mortgage, indenture, lease, benefit plan or other material agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of the Company or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets;

         (f) the execution and delivery of this Agreement by the Company does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and
(j)) the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any Governmental Entity; and

         (g) assuming the representations and warranties of Parent contained in
Section 6(e) and 6(f) are true and correct, the issuance, sale and delivery of the shares of Company Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and the Company shall not take any action which would cause the issuance, sale, and delivery of shares of Company Common Stock hereunder not to be exempt from such requirements.

      6. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

         (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

         (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and no action of Parent's stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as


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may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

         (c) the execution and delivery of this Agreement by Parent do not, and the consummation by Parent of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Parent or any of its subsidiaries, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) any Material Contract of Parent or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have a Material Adverse Effect on Parent;

         (d) the execution and delivery of this Agreement by Parent does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any Governmental Entity;

         (e) any shares of Company Common Stock acquired by Parent upon exercise of the Company Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act; and

         (f) Parent is, and at the time of any exercise of the Company Option will be, an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

      7. Put Right.

         (a) At any time during which the Company Option is exercisable pursuant to Section 2, Parent may, by delivering written notice to the Company (the "Repurchase Notice"), require the Company to repurchase from Parent all or any portion of the Company Option, as specified by Parent, at the Option Repurchase Price (as defined below).

         (b) For purposes of this Agreement, "Option Repurchase Price" shall mean (i) the difference between the Exercise Price and the Market Price (as defined below) as of the date of the applicable Repurchase Notice multiplied by
(ii) the number of shares of Company Common Stock purchasable pursuant to the Company Option and covered by the applicable Repurchase Notice.

         (c) For purposes of this Agreement, "Market Price" shall mean, as of any date, the average per share closing sale price of the Company Common Stock on the Nasdaq National


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Market for the ten (10) trading days immediately preceding such date.

         (d) In the event that Parent exercises its rights under this Section 7, the Company shall, within ten (10) business days thereafter, pay the Option Repurchase Price to Parent by wire transfer of immediately available funds to the account or accounts specified in writing by Parent; provided, however, that the Company shall not be required pursuant to this Section 7 to pay to Parent an amount which, when combined with any Termination Fee paid to Parent pursuant to
Section 7.3 of the Merger Agreement and any Net Proceeds received by Parent, exceeds $5,500,000.

      8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), (a) Parent shall vote any shares of Company Common Stock acquired by Parent pursuant to this Agreement ("Restricted Shares"), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Parent, on each matter submitted to a vote of the stockholders of the Company for and against such matter in the same proportion as all other shares of Company Common Stock are voted (whether by proxy or otherwise) for and against such matter, and (b) Parent shall execute written consents with respect to the Restricted Shares in the same proportion as written consents are executed by other holders of Company Capital Stock. Before acquiring any Restricted Shares hereunder, Parent shall execute and deliver a proxy to the Company authorizing the Company to vote and execute written consents with respect to all Restricted Shares acquired by Parent hereunder in accordance with the provisions of this Section 8.

      9. Restrictions on Transfer.

         (a) Restrictions on Transfer. Prior to the Expiration Date, Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Parent, other than in accordance with Sections 9(b), 9(c) or 10.

         (b) Permitted Sales. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of Company Common Stock by a majority of the members of the Board of Directors of the Company.

         (c) The Company's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of shares of Company Common Stock pursuant to the Company Option, if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the Company Option, it shall give the Company written notice of the proposed transaction (a "Parent Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Parent Offer Notice shall be deemed an offer by Parent to Company, which may be accepted within five (5) business days of the receipt of such Parent Offer Notice, on the same terms and


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conditions and at the same price at which Parent is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by a Parent Offer Notice, Parent may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Parent Offer Notice; provided that the provisions of this sentence shall not limit the rights Parent may otherwise have in the event the Company has accepted the offer contained in the Parent Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9((c)) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than one percent (1%) of the outstanding voting power of the Company, (ii) any disposition of Company Common Stock or other securities by a person to whom Parent has assigned its rights under the Company Option with the consent of the Company, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Parent which agrees in writing to be bound by the terms hereof.

      10. Registration Rights.

         (a) Following any exercise of the Company Option, Parent and/or any permitted transferee(s) of Restricted Shares under clauses (ii) or (iv) of
Section 9(c) (a "Holder") may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by the Holder(s) (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Holder(s) and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than one percent (1%) of the outstanding shares of Company Common Stock on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least two percent (2%) of the outstanding shares of Company Common Stock on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

         (b) The Registration Notice shall include a certificate executed by the Holder(s) and its or their proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the average per share closing sale price of the Company Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the date of the Registration Notice (the "Registration Notice Price").


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         (c) The Company (and/or any person designated by the Company) shall thereupon have the option, exercisable by written notice delivered to the Holder(s) within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of
(i) the number of Registrable Securities to be so purchased by the Company and/or its designee and (ii) the Registration Notice Price.

         (d) Any purchase of Registrable Securities by the Company (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

         (e) If the Company does not elect to exercise its option pursuant to
Section 10((c)) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) the Holder(s) shall not be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and
(ii) the Company will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Company or any of its material subsidiaries and that such transaction is material to the Company and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 10 shall again be applicable to any proposed registration.

         (f) The Company shall use its reasonable efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder(s) may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         (g) The registration rights set forth in this Section 10 are subject to the condition that the Holder(s) shall provide the Company with such information with respect to the Holders' Registrable Securities, the plans for the distribution thereof, and such other information with


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respect to the Holder(s) as, in the reasonable judgment of counsel for the
Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

         (h) A registration effected under this Section 10 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder(s), and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

         (i) In connection with any registration effected under this Section 10, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

         (j) The Company shall be entitled to include (at its expense) additional shares of Company Common Stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

      11. Adjustment Upon Changes in Capitalization.

         (a) Without limiting any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in the Company Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of securities or property that Parent would have received in respect of the shares of Company Common Stock issuable to Parent if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) In the event that the Company shall enter into an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Company Option, Parent shall be entitled to receive, for each share of Company


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Common Stock with respect to which the Company Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

      12. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AGREEMENT DATED AS OF JULY 28, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

      13. Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

      14. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      15. Validity.

         (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         (b) In the event that any Governmental Entity holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

         (c) If for any reason any Governmental Entity determines that Parent is not permitted to acquire the full number of shares of Company Common Stock provided in this Agreement (as the same may be adjusted pursuant to the provisions hereof) or that the Company is not permitted to purchase from Parent pursuant to Section 7 the full portion of the Company Option provided in said section, it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such lesser number of shares or such lesser portion of the Company Option as may be permissible without any other amendment or modification hereof.

      16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to the Company, to:

                  CyberMedia, Inc.
                  2580 Ocean Park Boulevard, Suite 100
                  Santa Monica, CA  90405
                  Attn: Chief Executive Officer

                  Fax:  (310) 664-5014

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California  94304-1050
                  Attn: Arthur F. Schneiderman, Esq.
                        Blair W. Stewart, Esq.
                        Daniel R. Mitz, Esq.
                  Fax:  (650) 493-6811

         (b) If to Networks Associates, Inc., to:

                  Networks Associates, Inc.
                  2865 Bowers Avenue
                  Santa Clara, CA  95051
                  Attn: Richard Hornstein, Esq.
                  Fax:  (408) 346-3038

                  with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Hamilton Avenue
                  Palo Alto, CA  94301
                  Attn: Dennis C. Sullivan, Esq.
                        Bradley J. Rock, Esq.
                  Fax:  (650) 327-3699

      17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

      18. Interpretation. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

      19. Counterparts; Effect. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

      22. Further Assurance. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        NETWORKS ASSOCIATES, INC.

                                        By:    /s/ Richard Hornstein
                                               ---------------------------------
                                        Name:  Richard Hornstein
                                        Title: Vice President, Legal Affairs
                                               and Corporate Development


                                        CYBERMEDIA, INC.

                                        By:    /s/ Kanwal Rekhi
                                               ---------------------------------
                                        Name:  Kanwal Rekhi
                                        Title: Chief Executive Officer and
                                               Chairman of the Board